Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 33-62241) pertaining to the Badger Meter, Inc. Employee Savings and Stock Plan;
(2)
Registration Statement (Form S-8 No. 333-173966) pertaining to the Badger Meter, Inc. 2011 Omnibus Incentive Plan; and
(3)
Registration Statement (Form S-8 No. 333-255697) pertaining to the Badger Meter, Inc. 2021 Omnibus Incentive Plan.

of our reports dated February 16, 2024, with respect to the consolidated financial statements of Badger Meter, Inc. and the effectiveness of internal control over financial reporting of Badger Meter, Inc., included in this Annual Report (Form 10-K) of Badger Meter, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
February 16, 2024